Exhibit 3.33

State of Delaware Secretary of State Division of Corporations Delivered 06:26 PM 10/30/2003 FILED 06:26 PM 10/30/2003 SRV 030699243 – 3722120 FILE

CERTIFICATE OF FORMATION

OF

JCC HOLDING COMPANY II LLC

This Certificate of Formation of JCC Holding Company II LLC (the “Company”) is being executed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is JCC Holding Company II LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

3.	The Company will have perpetual existence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of JCC Holding Company II LLC this 30th day of October 2003.

BY:	/s/ ANGELA P. WINTER
(Authorized Person)

NAME:	Angela P. Winter